Exhibit 5.1

LAW OFFICES OF IRVING ROTHSTEIN
_____________________ TELECOPIER (718) 228-5639	ATTORNEY AT LAW 1060 EAST 23rd STREET BROOKLYN, N.Y. 11210 (718) 513-4983	_____________________ E-MAIL irv@irlegal.com
March 18, 2005

Board of Directors

Viropro, Inc.

4480 Cote de Liesse Suite 355

Montreal Quebec H4N 2R1 Canada

Gentlemen:

As counsel for your Company, I have examined your certificate of incorporation, by-laws, and such other corporate records, documents and proceeding and such questions of law as I have deemed relevant for the purpose of this opinion.

I have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form S-8, covering the registration under the Securities Act of 1933, as amended, of 850,000 shares of the Company's Common Stock which are to be issued to consultants of the Company (the "Consulting Stock"), as well as the “reoffer prospectus”.

On the basis of such examination, I am of the opinion that:

i.

The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business.

ii.

The Company has an authorized capitalization of 20,000,000 Shares of Common Stock.

iii.

The Consulting Stock have been duly and validly authorized and when issued will represent fully paid and non-assessable shares of the Company’s Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Irving Rothstein

Irving Rothstein